SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C.  20549

 __________________

 FORM 8-K

 CURRENT REPORT

 PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

 Date of Report (Date of earliest event reported) October 2, 2002

 NORD PACIFIC LIMITED
(Exact name of registrant as specified in its charter)

New Brunswick, Canada	000-19182	Not Applicable
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number

40 Wellington Row, Suite 2100, Scotia Plaza
Saint John, New Brunswick, Canada (Address of Principal Executive Offices)	E2L 4S3 (Zip Code)

 Registrant's telephone number, including area code: (506) 633-3800

ITEM 5.           Other Events

            On October 2, 2002, Nord Pacific Limited ("NORPF.PK") announced that following an exhaustive search for suitable partners and after discussions with many parties, it  entered into an option agreement with PGM Ventures Corporation ("YPG.V") with respect to the Company's gold resources on the Tabar Islands in New Ireland Province, Papua New Guinea.  PGM is engaged in mineral exploration, primarily in Canada, and is listed on the Canadian TSX Venture Exchange (TSX-VEN).

            The Tabar Islands are located in what is commonly referred to as the Lihir Gold Corridor, a chain of four gold-bearing island groups extending from the Tabar Islands in a southeasterly direction to the Feni Islands.  The corridor is located off the northeastern side of New Ireland.  One of the world's largest gold mines is located on adjacent Lihir Island and the geology and prospectivity of the Tabar Islands is similar to that found on Lihir.

            All of the defined resources in the Tabar Islands are located on the northernmost Simberi Island, although extensive gold and copper mineralization has also been identified on the other two main islands, Tatau and Tabar.  The resource delineated to date on Simberi Island is estimated to contain about 1.5 million ounces of gold, about half of which is in surface oxide mineralization.  The balance is contained in deeper, but higher grade, sulfide mineralization with some bonanza grade gold intercepts having been encountered in drilling.

             Nord Pacific has established measured, indicated and inferred resources containing nearly 300,000 ounces of gold in several surface oxide deposits which it believes can be converted to mineable reserves at current gold prices and currency exchange rates, based on open pit optimization studies.  Production is contemplated at an initial rate of about 40,000 ounces per year and cash production costs are estimated to be in the range of US$150-$175 per ounce at current currency exchange rates.  The capital cost to construct facilities to produce gold from several oxide deposits is estimated to be about $20 million.  It will take approximately one year of construction activities to develop the open pit oxide mines and processing facilities following the procurement  of project finance.  The development project is largely permitted.  The Company has excellent relations with the local landowners, who are very proactive towards the development of the mine.

            The terms of the option provide that PGM will pay Nord Pacific a nonrefundable fee of $125,000, within the next month, of which $50,000 has already been paid.  Under the option, PGM has the right to acquire an initial 25% interest in Mining Lease 136 covering the Simberi Island oxide gold and underlying sulphide gold deposits by the payment of an additional $250,000 on or before November 30, 2002.  If PGM exercises the option, it may also earn an additional 25% interest in the mining lease over the Simberi deposits by spending $1.5 million within 18 months on prefinancing and predevelopment costs associated with the Simberi oxide deposits.  PGM will assume primary responsibility for raising project development finance, estimated to be approximately US$20 million, including debt and equity.  However, Nord Pacific is expected to provide its share of equity.   If PGM is successful in completing project financing for development of the oxide deposits, it will earn an additional 1% interest in ML 136.

            The agreement also provides that PGM can acquire up to a 50% interest in the exploration license (EL 609) held by Nord Pacific over the balance of the Tabar Islands if PGM has acquired not less than a 50% interest in ML 136 on Simberi Island and spends an additional $2 million for exploration expenditures on all of the properties prior to the end of calendar year 2006.

            If PGM exercises its option and ultimately acquires a 51% interest in ML 136, the agreement contemplates a standard joint venture arrangement.  Similar joint venture arrangements are planned for exploration if PGM achieves the required threshold of ownership and expenditures.  The agreement is subject to approval by Canadian regulatory authorities.  Under the agreement with PGM, the Company may have its interests in the joint ventures further diluted if it is unable or unwilling to contribute its share of costs after completion of PGM's sole funding obligations.  However, the interest of the Company in any of the joint ventures shall not be diluted below 15%.

           Nord Pacific has been involved in gold exploration on the islands since 1983, much of which was in a joint venture with Kennecott Explorations (now part of Rio Tinto) and Niugini Mining.  Nearly US$30 million has been spent on the project.  In 1993, Nord Pacific bought out Kennecott and Nuigini, who have certain option rights should Nord Pacific deliver to Kennecott and Nuigini a Feasibility Study which has confirmed a projected annual level of production of at least 150,000 ounces of gold (or other minerals of equivalent value) for a minimum of 5 consecutive years from a defined Mine Development Area on the Tabar Islands.  Kennecott and Nuigini have six months in which to exercise their option rights after receipt of the Feasibility Study by reimbursing the Company a multiple of its expenditures.

            In connection with finding a suitable partner, the Company also held informal discussions with Nord Resources Corporation, which is a shareholder in the Company.  Nord Resources has verbally expressed objection to this agreement with PGM.  However, Nord Resources was either unwilling or unable to discuss any business arrangement with Nord Pacific prior to the signing of the PGM agreement.

             In the view of Nord Pacific management and Directors, the agreement with PGM provides a significant opportunity for its shareholders to realize value from the known oxide gold deposits on Simberi, as well as to participate in the tremendous gold exploration potential of the Tabar Islands.  It is the intent of both Nord Pacific and PGM to move this development project forward as quickly as possible.

EXHIBITS

Exhibit 10.           Agreement between PGM Ventures Corporation and Nord Pacific Limited.

Dated: October 2, 2002	By: /s/ Mark R. Welch
Mark R. Welch
President and Chief Executive Officer